Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

THIRD QUARTER 2018 RESULTS

HOUSTON – November 7, 2018 - VAALCO Energy, Inc. (NYSE: EGY) today reported operational and financial results for the third quarter 2018.

Highlights and Recent Key Items:

•

Established a long-term time horizon for continued growth in Gabon by extending the Etame Marin Production Sharing Contract (“PSC”) for 10 years from September 17, 2018, with two additional five-year option periods, providing the opportunity to add substantial production and reserves for up to 20 more years;

•

Progressing forward with a 2019 drilling program that includes a minimum of two development wells, two appraisal well bores and a possible third well, with drilling expected to begin in the second quarter of 2019;

•	Produced an average of 4,120 net barrels of oil per day (“BOPD”) in the third quarter of 2018, above the high end of the guidance range for the quarter;
•	Reported Income from Continuing Operations of $78.6 million ($1.28 per diluted share) for the third quarter, which includes:
o	A $66.2 million ($1.08 per diluted share) non-cash deferred tax benefit recognized in part as a result of anticipated benefits associated with the PSC Extension;
o	A $3.3 million ($0.05 per diluted share) non-cash benefit from the deferral of asset retirement obligations associated with the PSC extension;
•

Excluding the non-cash items relating to the PSC extension above totaling $69.5 million, ($1.13 per diluted share), third quarter Adjusted Income from Continuing Operations would have been $9.1 million ($0.15 per diluted share);

•

Generated $16.0 million of Adjusted EBITDAX for the third quarter of 2018, up 82% from $8.8 million in the second quarter of 2018; the second half of 2018 is expected to be at or above the high end of previous guidance for Adjusted EBITDAX of $27 - $30 million; and

•	Reported $9.2 million in Working Capital from Continuing Operations, following the $11.8 million payment for VAALCO’s share of the PSC Extension signing bonus.

For the third quarter of 2018, VAALCO reported Income from Continuing Operations of $78.6 million, or $1.28 per diluted share and Adjusted Income from Continuing Operations of $9.1 million, or $0.15 per diluted share.  This includes a  $1.1 million or ($0.02 per diluted share) charge for a non-cash mark-to-market charge related to the Company’s crude oil swaps.  In the same period in 2017, the Company reported a Loss from Continuing Operations of $0.1 million, or  $0.00 per diluted share, and in the second quarter of 2018 reported Income from Continuing Operations of $0.9 million, or $0.02 per diluted share.  The average realized price for crude oil in the third quarter of 2018 was $75.40 per barrel, an increase of 48% from $51.10 per barrel in the third quarter of 2017.  In the second quarter of 2018, the average realized price for crude oil was $74.36 per barrel. Adjusted EBITDAX totaled $16.0 million in the third quarter of 2018 compared with $5.7 million in the same period of 2017, and $8.8 million in the second quarter of 2018.

Adjusted EBITDAX, Adjusted Income from Continuing Operations and Working Capital from Continuing Operations are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

Cary Bounds, VAALCO’s Chief Executive Officer commented: “We have entered into a new chapter in the life of VAALCO by extending the Etame Marin PSC for at least 10 years from September 17, 2018.  During an extended period of historic low prices, we took the necessary steps to navigate the downturn which resulted in VAALCO becoming a more focused and financially strong company.  Up until now, we lacked the time horizon necessary to justify additional development in Gabon. By extending the PSC, we now have the opportunity to unlock the substantial resource potential of over 70 million barrels that we believe remain in the Etame Marin block.  As part of the PSC extension agreement, we committed to drilling at least two development wells and two appraisal well bores and are working with our joint owners and the government to finalize plans to begin drilling in the second quarter of 2019.  With the PSC extension in place, a clean balance sheet and strong quarterly results, VAALCO has a solid foundation to grow our production and reserves, and to create significant shareholder value well into the future.

Net production was 4,120 BOPD, which was above the high end of our third quarter guidance range primarily due to production exceeding expectations following our workover campaign at Avouma. We generated $0.15 per diluted share of Adjusted Income from Continuing Operations, and $16.0 million of Adjusted EBITDAX in the quarter. With the continued solid Brent pricing environment, strong production results and ongoing cost control, we are generating significant cash flow and are currently forecasting that our 2019 drilling program will be funded from cash on hand and operational cash flow. This is an exciting time for VAALCO as we look at all opportunities to create value for our shareholders.”

Gabon

Extension of Term of Etame Marin PSC

On September 25, 2018, VAALCO together with the other joint owners in the Etame Marin block (the “consortium”) received an implementing Presidential Decree from the government of Gabon authorizing a Sixth Amendment (the “PSC Extension”) to the Etame Marin block PSC, extending the term of the exploitation period by a minimum of 10 years to September 16, 2028.  The Company’s subsidiary, VAALCO Gabon S.A., has a 33.575% “Participating Interest” (the Company’s own working interest plus the Company’s pro rata share of the working interest attributable to the carried interest owner) in the Etame Marin block.

The PSC Extension lengthens the term for the exploitation period of the three exploitation areas in the block for a period of ten years from September 17, 2018, the effective date of the PSC Extension.  Prior to the extension, the exploitation periods for the three exploitation areas in the Etame Marin block expired beginning in June 2021.  The extension also grants the consortium the right for two additional extension periods of five years each.  The PSC Extension also enables the consortium to pursue additional undrilled prospective leads within the exploitation areas near the existing Etame infrastructure.  The PSC Extension further increases the Cost Recovery Percentage, as defined below, allowing the consortium to more rapidly recoup capital investments and operating expenses.

In consideration for the PSC Extension, the consortium agreed to a signing bonus of $65.0 million ($21.8 million, net to VAALCO) payable to the government of Gabon.  The consortium paid $35.0 million ($11.8 million, net to VAALCO) in cash on September 26, 2018 and paid $25.0 million ($8.4 million, net to VAALCO) through an agreed upon reduction of the VAT receivable owed by the government of Gabon to the consortium as of the effective date.  An additional $5.0 million ($1.7 million, net to VAALCO) is to be paid in cash by the consortium following the end of the drilling activities described below.  VAALCO accrued for the remaining $1.7 million share of this payment as of September 30, 2018.  The amount paid through a reduction in VAT has been recorded at $4.2 million which represents the book value of the receivable, net of the valuation allowance.

Under the PSC Extension, by September 16, 2020, the consortium is required to drill two development wells and two appraisal well bores.  The Company currently estimates the cost of these wells will be approximately $61.2 million ($20.5 million, net to VAALCO).    The consortium is planning to drill these wells and perhaps another well in the second and third quarter of 2019.  Prior to the PSC Extension, the consortium was entitled to take up to 70% of production (“Cost Recovery Percentage”), net of royalty, to recover its share of costs (“Cost Account”) so long as there were amounts remaining in its Cost Account.  Under the PSC Extension, the Cost Recovery Percentage is increased to 80% for the ten-year period from September 17, 2018 through September 16, 2028.  After September 16, 2028, the Cost Recovery Percentage returns to 70%.

Operational Update

As disclosed in previous press releases, VAALCO completed successful workover operations to replace the ESP systems in the Avouma 2-H and the South Tchibala 1-HB wells and restored production from both wells in June 2018. In addition, the Company took advantage of the hydraulic workover unit being on the platform to proactively upgrade the ESP system in the South Tchibala 2-H well.  Since completing the workovers, the ESP systems in the Avouma wells have run without incident, and production from the wells exceeded expectations in the third quarter. Average net oil production in the third quarter of 2018 was above the high end of guidance at 4,120 BOPD net compared with 3,549 BOPD net in the second quarter of 2018.

Equatorial Guinea and Angola

VAALCO has a 31% working interest in an undeveloped portion of a block offshore Equatorial Guinea that the Company acquired in 2012 (the “Block P interest”). The Block P interest is currently in suspension, and the Company is working with the Ministry of Mines and Hydrocarbons to lift the suspension by the end of 2018.  VAALCO and its joint venture owners are evaluating the timing and budgeting for development and exploration activities under a development and production area in the block, including the approval of a development and production plan.  Preparation for these activities could begin as early as 2019.  Expenditures related to such activities are not expected to be significant in 2019.  The Company is in continued discussions with the Ministry of Mines and Hydrocarbons regarding these plans.

VAALCO continues to negotiate with representatives of Sonangol E &P to resolve the liability associated with the exit from the Block 5 exploration area.

2018 - Third Quarter Financial Results

Total oil sales for the third quarter of 2018 were $25.3 million, compared to $24.4 million in the second quarter of 2018.  During the third quarter of 2018, VAALCO sold approximately 329,000 net barrels of oil at an average price of $75.40 compared to approximately 336,000 net barrels at an average price of $51.10 per barrel during the third  quarter of 2017. During the second quarter of 2018, the Company sold approximately 319,000 net barrels of oil at an average price of $74.36 per barrel.    The sales volumes were lower in the three months ended September 30, 2018 as the volumes lifted by the government of Gabon in September were less than the volumes available to be lifted and lower than the normal monthly lifting volumes.

In June 2018, VAALCO executed commodity swaps at a Dated Brent weighted average price of $74 per barrel for the period from and including June 2018 through June 2019 for a quantity of approximately 400,000 barrels. As of September 30, 2018, the estimated mark-to-market value of the remaining commodity price swaps for 285,000 barrels in 2018 and 2019 was a liability of $2.1 million, which is recorded on the “Accrued liabilities and other” line item on the condensed consolidated balance sheet.

Costs and Expenses

Total production expense, excluding workovers, was $7.5 million, or $22.93 per barrel of oil sales, in the third quarter of 2018, compared to $10.2 million, or $30.39 per barrel of oil sales, in the third quarter of 2017, and $8.3 million, or $26.08 per barrel of oil sales in the second quarter of 2018.    Third quarter 2018 costs were lower as a result of revised estimates of contractual obligation costs.  In addition, the decrease in expense for the quarterly year-over-year periods was also impacted by a planned maintenance turnaround and asset integrity work that occurred in third quarter 2017.

Depreciation, depletion and amortization (DD&A) expense was $1.1 million, or $3.43 per barrel of oil sales in the three months ended September 30, 2018 compared to $1.7  million, or $5.06 per barrel of oil sales in the comparable period in 2017, and $1.0 million, or $3.24 per barrel of oil sales in the second quarter of 2018.  DD&A per barrel decreased from 2017 due to the increase in proved reserves at December 31, 2017.

General and administrative (G&A) expense for the third quarter 2018 was $2.8 million, or $8.54 per barrel of oil sales, as compared to $2.5 million, or $7.33 per barrel of oil sales in the third quarter 2017 and $5.0 million, or $15.70 per barrel of oil sales in the second quarter of 2018. General and administrative expense includes $1.0 million, $0.2 million, and $2.4 million of stock-based compensation expense for the quarters ended September 30, 2018 and 2017 and June  30, 2018, respectively.    Stock-based compensation expense related to SARs was $0.8 million during the three months ended September 30, 2018 as compared to $27 thousand in the comparable 2017 period, and therefore accounted for the bulk of the increase.  Because the Company’s SARs are cash settled, these awards are adjusted to fair value each period, and as a result of the increase in VAALCO’s stock price in 2018, the amount of expense has increased significantly.

Income tax for the third quarter of 2018 was a  benefit of  $62.2 million compared to an expense of  $2.7 million for the same period in 2017, and an expense of  $3.6 million in the second quarter of 2018.    The $62.2 million benefit for the third quarter of 2018 includes a $66.2 million deferred tax benefit primarily related to the recognition of deferred tax assets and the reversal of valuation allowances on other deferred tax assets.  As a result of the PSC Extension,  the continuing higher oil prices and the production from planned drilling in 2019, the ability to realize tax benefits has improved significantly resulting in the recognition of the deferred tax benefit in the third quarter of 2018.  In addition to the $66.2 million deferred tax benefit, the Company had $4.0 million in current income tax expense which is primarily for current income taxes payable to the government of Gabon and is higher in 2018 than income tax for the comparable 2017 period as a result of higher revenues.

Capital Investments/Balance Sheet

During the three months ended September 30, 2018, VAALCO invested approximately $12.2 million in capital expenditures on a cash basis, primarily for the $11.8 million signing bonus associated with the PSC Extension.  The Company has commitments for capital expenditures related to the drilling of two development wells and two appraisal well bores at an estimated cost of $20.5 million, net to VAALCO.  The Company is planning to drill these wells and a possible third well in the second and third quarters of 2019.  The third well is subject to approval by the joint venture owners and the government of Gabon.  VAALCO currently expects any capital expenditures made during 2019 will be funded by cash on hand and cash flow from operations.

At the end of the third quarter and after payment of the $11.8 million signing bonus associated with the PSC Extension, VAALCO had Working Capital from Continuing Operations of $9.2 million, and an unrestricted cash balance of $33.7 million.  The unrestricted cash balance included $5.5 million of cash attributable to non-operating joint venture owner advances.

Beginning with the first quarter of 2018, the government of Gabon elected to lift its share of oil (which is reported as current income tax expense)  separately from the Etame Marin joint interest owners.  As a result, Gabon income taxes are now being settled when the government of Gabon lifts its share of production.  Such settlements are expected to occur once or twice per year, depending on production levels.  The government of Gabon took its first lifting of oil since making its election in September 2018.  Net to VAALCO, this lifting resulted in $9.4 million of income taxes paid in-kind with oil during the third quarter, and reduces VAALCO’s cash flows from oil sales in the month following the lifting. At September 30, 2018, VAALCO had $1.8 million of foreign taxes payable.

Outlook Projections

The Company expects to be at or above the high end of Adjusted EBITDAX guidance of $27 - $30 million for the second half of 2018 using average Brent strip pricing for the remainder of 2018, and the mid-point of the Company’s production guidance ranges. VAALCO estimates that for every $5.00 increase in realized oil price, the Company generates approximately $6.0 million in additional annualized Adjusted EBITDAX.

Conference Call

As previously announced, the Company will hold a conference call to discuss its second quarter financial and operating results November 8, 2018, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  International parties may dial (661) 378-9859.  The confirmation code is 6691637.  This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include amounts due in connection with the Company’s withdrawal from Angola, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, expectations regarding processing facilities, production, sales and financial projections, reserve growth, and other issues related to VAALCO’s exit from Angola.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, the risk that the negotiations with the government of the Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2017, quarterly reports on Form 10-Q and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

 About VAALCO

VAALCO Energy, Inc. is a Houston, Texas based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the development and exploitation of international oil and natural gas properties. The Company's properties and exploration acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Phil Patman    713-623-0801

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$33,715	$19,669
Restricted cash	1,025	842
Receivables:
Trade	—	3,556
Accounts with joint venture owners, net of allowance of $0.5 million at September 30, 2018 and December 31, 2017	931	3,395
Other	408	100
Crude oil inventory	2,232	3,263
Prepayments and other	3,058	2,791
Current assets - discontinued operations	3,222	2,836
Total current assets	44,591	36,452
Oil and natural gas properties, at cost - successful efforts method:
Proved properties	398,072	389,935
Unproved properties	16,698	10,000
Equipment and other	8,821	9,432
	423,591	409,367
Accumulated depreciation, depletion, amortization and impairment	(388,660)	(386,146)
Net oil and natural gas properties, equipment and other	34,931	23,221
Other noncurrent assets:
Restricted cash	918	967
Value added tax and other receivables, net of allowance of $2.1 million and $6.5 million at September 30, 2018 and December 31, 2017, respectively	2,306	6,925
Deferred tax assets	68,807	1,260
Abandonment funding	10,808	10,808
Total assets	$162,361	$79,633

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,219	$11,584
Accounts with joint venture owners	5,496	—
Accrued liabilities and other	17,662	12,991
Foreign taxes payable	1,775	—
Current portion of long term debt	—	6,666
Current liabilities - discontinued operations	15,191	15,347
Total current liabilities	47,343	46,588
Asset retirement obligations	14,459	20,163
Other long-term liabilities	1,264	284
Long term debt, excluding current portion, net	—	2,309
Total liabilities	63,066	69,344
Commitments and contingencies
Shareholders’ equity:
Preferred stock, none issued, 500,000 shares authorized, $25 par value	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 67,092,825 and 66,443,971 shares issued, 59,538,878 and 58,862,876 shares outstanding	6,709	6,644
Additional paid-in capital	72,229	71,251
Less treasury stock, 7,553,947 and 7,581,095 shares at cost	(37,798)	(37,953)
Retained earnings (deficit)	58,155	(29,653)
Total shareholders' equity	99,295	10,289
Total liabilities and shareholders' equity	$162,361	$79,633

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	September 30, 2018	September 30, 2017	June 30, 2018
Revenues:
Oil and natural gas sales	$25,266	$18,178	$24,426
Operating costs and expenses:
Production expense	7,481	10,336	12,817
Exploration expense	—	4	12
Depreciation, depletion and amortization	1,130	1,700	1,035
Gain on revision of asset retirement obligations	(3,325)	—	—
General and administrative expense	2,811	2,463	5,008
Bad debt expense (recovery) and other	(157)	(49)	145
Total operating costs and expenses	7,940	14,454	19,017
Other operating income (loss), net	(6)	(3)	314
Operating income	17,320	3,721	5,723
Other income (expense):
Interest income (expense), net	111	(327)	(30)
Other, net	(1,029)	(793)	(1,224)
Total other expense, net	(918)	(1,120)	(1,254)
Income from continuing operations before income taxes	16,402	2,601	4,469
Income tax expense (benefit)	(62,224)	2,749	3,582
Income (loss) from continuing operations	78,626	(148)	887
Loss from discontinued operations	(21)	(174)	(343)
Net income (loss)	$78,605	$(322)	$544

Basic net income (loss) per share:
Income (loss) from continuing operations	$1.31	$0.00	$0.02
Loss from discontinued operations	0.00	(0.01)	(0.01)
Net income (loss) per share	$1.31	$(0.01)	$0.01
Basic weighted average shares outstanding	59,481	58,817	59,090
Diluted net income (loss) per share:
Income (loss) from continuing operations	$1.28	$0.00	$0.02
Loss from discontinued operations	0.00	(0.01)	(0.01)
Net income (loss) per share	$1.28	$(0.01)	$0.01
Diluted weighted average shares outstanding	60,818	58,817	59,851

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$87,808	$6,220
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	416	518
Depreciation, depletion and amortization	3,289	5,539
Gain on revision of asset retirement obligations	(3,325)	—
Other amortization	357	293
Unrealized foreign exchange (gain)/loss	819	(512)
Stock-based compensation	3,782	933
Commodity derivatives loss	2,064	971
Cash settlements received on derivative contracts	14	195
Bad debt expense and other	(68)	232
Deferred tax benefit	(66,191)	—
Other operating gain, net	(332)	(164)
Operational expenses associated with equipment and other	1,695	—
Change in operating assets and liabilities:
Trade receivables	3,556	(452)
Accounts with joint venture owners	7,961	542
Other receivables	(313)	274
Crude oil inventory	1,031	(247)
Prepayments and other	(13)	1,559
Value added tax and other receivables	(658)	(2,783)
Deferred tax assets	(1,356)	—
Accounts payable	(4,314)	(5,250)
Foreign taxes payable	1,775	—
Accrued liabilities and other	(999)	(432)
Net cash provided by continuing operating activities	36,998	7,436
Net cash used in discontinued operating activities	(958)	(4,204)
Net cash provided by operating activities	36,040	3,232
CASH FLOWS FROM INVESTING ACTIVITIES:
Oil and natural gas properties, equipment and other expenditures	(13,205)	(1,300)
Acquisitions	—	64
Proceeds from sale of oil and natural gas properties	—	250
Net cash used in continuing investing activities	(13,205)	(986)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(13,205)	(986)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	533	38
Treasury shares	(22)	(8)
Debt repayment	(9,166)	(7,917)
Borrowings	—	4,167
Net cash used in continuing financing activities	(8,655)	(3,720)
Net cash provided by discontinued financing activities	—	—
Net cash used in financing activities	(8,655)	(3,720)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	14,180	(1,474)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	32,286	30,643
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$46,466	$29,169

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	September 30, 2018	September 30, 2017	June 30, 2018
NET SALES DATA:
Oil (MBbls)	329	336	319

Average daily sales volumes (bbls/day)	3,576	3,652	3,505
NET PRODUCTION DATA
Oil (MBbls)	379	341	323
Average daily production volumes (MBbls/day)	4,120	3,707	3,549
AVERAGE SALES PRICES:
Oil ($/Bbl)	$75.40	$51.10	$74.36
COSTS AND EXPENSES (PER Bbl OF SALES):
Production expense	$22.74	$30.76	$40.18
Production expense, excluding workovers*	22.93	30.39	26.08
Depreciation, depletion and amortization	3.43	5.06	3.24
General and administrative expense**	8.54	7.33	15.70
Property and equipment expenditures, cash basis (in thousands)	$12,229	$268	$553

*Workover costs excluded from the three months ended September 30, 2018 and 2017 and June  30, 2018 are $ (0.1) million, $0.1 million and $4.5 million, respectively.

**General and administrative expenses include $2.96,  $0.46 and $7.66 barrel of oil of sales of stock-based compensation expense in the three months ended September 30, 2018, and 2017 and June 30, 2018, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents Net Income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for Net Income (Loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted EBITDAX Adjusted Income from Continuing Operations and Working Capital from Continuing Operations.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Measures

(Unaudited)

(in thousands)

	Three Months Ended
Reconciliation of Net income to Adjusted EBITDAX	September 30, 2018	September 30, 2017	June 30, 2018
Net income (loss)	$78,605	$(322)	$544
Add back:
Impact of discontinued operations	21	174	343
Interest (income) expense, net	(111)	327	30
Income tax expense (benefit)	(62,224)	2,749	3,582
Depreciation, depletion and amortization	1,130	1,700	1,035
Exploration expense	—	4	12
Non-cash or unusual items:
Stock-based compensation	973	154	2,442
Commodity derivative loss, unrealized	1,065	921	999
Equipment recovery	6	—	(314)
Gain on revision of asset retirement obligations	(3,325)	—	—
Bad debt expense (recovery) and other	(157)	(49)	145
Adjusted EBITDAX	$15,983	$5,658	$8,818

	Three Months Ended
Reconciliation of Income (loss) from Continuing Operations to Adjusted Income (loss) from Continuing Operations	September 30, 2018	September 30, 2017	June 30, 2018
Income (loss) from continuing operations	$78,626	$(148)	$887
Adjustment for discrete items
Deferred income tax benefit	(66,191)	—	—
Gain on revision of asset retirement obligations	(3,325)	—	—
Adjusted income (loss) from continuing operations	$9,110	$(148)	$887

Reconciliation of Changes in Working Capital from continuing operations	September 30, 2018	December 31, 2017	Change
Current assets	$41,369	$33,616	$7,753
Current liabilities	32,152	31,241	911
Working capital from continuing operations(1)	$9,217	$2,375	$6,842

(1)	Excludes current assets and current liabilities attributable to discontinued operations.